Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of March 21, 2026, by and between Greenland Technologies Holding Corporation, a company incorporated and existing under the laws of British Virgin Islands (the “Company”), and Chenyang Wang, an individual (the “Executive”). The term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies (collectively, the “Group”).

RECITALS

The Company desires to employ the Executive and to assure itself of the services of the Executive during the term of Employment (as defined below).

The Executive desires to be employed by the Company during the term of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

The Executive hereby accepts a position of Chief Compliance Officer of the Company (the “Employment”).

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be one year, commencing on March 23, 2026 (the “Effective Date”), unless terminated earlier pursuant to the terms of this Agreement. Upon expiration of the one-year term, the Employment shall be automatically extended for successive one-year terms unless either party gives the other party hereto a one-month prior written notice to terminate the Employment prior to the expiration of such one-year term or unless terminated earlier pursuant to the terms of this Agreement.

3.	PROBATION

There is no probationary period.

4.	DUTIES AND RESPONSIBILITIES

The Executive’s duties at the Company will include all jobs assigned by the Company’s board of directors (the “Board”).

The Executive shall devote all of the Executive’s working time, attention and skills to the performance of the Executive’s duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement, the Memorandum and Articles of Association of the Company, as may be amended from time to time (the “Articles of Association”), and the guidelines, policies and procedures of the Company approved from time to time by the Board.

5.	NO BREACH OF CONTRACT

The Executive shall use the Executive’s best efforts to perform the Executive’s duties hereunder. The Executive shall not, without prior consent of the Board, become an employee of any entity other than the Company and any subsidiary or affiliate of the Company, and shall not be concerned or interested in any business or entity that directly or indirectly competes with the Group (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere, provided, however, that the Executive shall notify the Company in writing prior to the Executive’s obtaining a proposed interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require. The Company shall have the right to require the Executive to resign from any board or similar body which the Executive may then serve if the Board reasonably determines and notifies the Executive in writing that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its subsidiaries or affiliates.

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, except for agreements that are required to be entered into by and between the Executive and any member of the Group pursuant to applicable law of the jurisdiction where the Executive is based, if any; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out the Executive’s duties hereunder; and (iii) the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

6.	LOCATION

The Executive will be based in RM 601, Building #12, Sunking Plaza, Gaojiao Road Hangzhou, Zhejiang People’s Republic of China 311100, until both parties hereto agree to change otherwise. The Executive acknowledges that the Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Company.

7.	COMPENSATION AND BENEFITS

(a)	Compensation. The Executive’s cash compensation (inclusive of any statutory social reserves that the Company may be required to set aside for the Executive under applicable law) shall be provided by the Company in a separate schedule A attached hereto (“Schedule A”) or as specified in a separate agreement between the Executive and the Company’s designated subsidiary or affiliated entity, subject to annual review and adjustment by the Company or the compensation committee of the Board. The cash compensation may be paid by the Company, a subsidiary or affiliated entity or a combination thereof, as designated by the Company from time to time.

(b)	Equity Incentives. To the extent the Company adopts and maintains a share incentive plan, the Executive will be eligible to participate in such plan pursuant to the terms thereof.

(c)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

8.	TERMINATION OF THE AGREEMENT

(a)	By the Company. The Company may terminate the Employment for cause, at any time, without notice or remuneration, if the Executive (1) commits any serious or persistent breach or non-observance of the terms and conditions of the Employment; (2) is convicted of a criminal offence other than one which, in the opinion of the Board, does not affect the Executive’s position as an employee of the Company, bearing in mind the nature of the Executive’s duties and the capacity in which the Executive is employed; (3) willfully disobeys a lawful and reasonable order; (4) misconducts himself or herself and such conduct is inconsistent with the due and faithful discharge of the Executive’s material duties hereunder; (5) is guilty of fraud or dishonesty; (6) is habitually neglectful in the Executive’s duties; or (7) commits a material breach of Section 9 (Confidentiality and Nondisclosure) of this Agreement. The Company may terminate the Employment without cause at any time with a one-month prior written notice to the Executive or by payment of one month’s salary in lieu of notice. The Employment shall automatically terminate upon the death of the Executive. In the event the Executive becomes permanently incapacitated or disabled such that the Executive is unable to perform the essential functions of the Executive’s position for a period of ninety (90) consecutive days or one hundred twenty (120) days in any twelve (12)-month period, the Company may terminate the Employment upon written notice to the Executive.

(b)	By the Executive. The Executive may terminate the Employment at any time with a one-month prior written notice to the Company. In addition, the Executive may resign prior to the expiration of the Agreement if such resignation or an alternative arrangement with respect to the Employment is approved by the Board.

(c)	Notice of Termination. Any termination of the Executive’s Employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party in accordance with the provisions of Section 20 hereof. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

(d)	Severance. In the event the Company terminates the Employment without cause pursuant to Section 8(a), and subject to the Executive’s execution and non-revocation of a general release of claims in a form reasonably acceptable to the Company within thirty (30) days following the date of termination, the Executive shall be entitled to (i) continued payment of the Executive’s then-current base salary for a period of three (3) months following the date of termination, payable in accordance with the Company’s regular payroll practices, and (ii) continuation of any health insurance benefits to which the Executive was entitled immediately prior to the date of termination for a period of three (3) months following the date of termination, subject to the terms and conditions of the applicable benefit plans. For the avoidance of doubt, the Executive shall not be entitled to any severance payments or benefits upon termination of the Employment for cause, upon the Executive’s voluntary resignation, or upon termination due to death or disability.

9.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of the Executive’s Employment and after termination of the Executive’s Employment under this Agreement, to hold in the strictest confidence, and not to use, except for the benefit of the Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Group, its affiliates, their clients, customers or partners, and the Group’s licensors, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers (including, but not limited to, customers of the Group on whom the Executive called or with whom the Executive became acquainted during the term of the Executive’s Employment), supplier lists and suppliers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, licensors, licensees, distributors, and other persons with whom the Group does business, information regarding the skills and compensation of other employees of the Group or other business information disclosed to the Executive by or obtained by the Executive from the Group, its affiliates, or their clients, customers, or partners, either directly or indirectly, in writing, orally or by drawings or observation of parts or equipment, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

(b)	Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with the Executive’s work or using the facilities of the Group are property of the Group and subject to inspection by the Group, at any time. Upon termination of the Executive’s Employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to the Executive’s work with the Company and will provide prompt written certification of compliance with this Agreement. Under no circumstances will the Executive have, following the Executive’s termination, in the Executive’s possession any property of the Group, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Executive agrees that the Executive has not and will not, during the term of the Executive’s employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence, or (ii) bring into any premises of the Group any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Group and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Group may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Group and such third parties, during the Executive’s Employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Group’s agreement with such third party.

10.	NON-COMPETITION AND NON-SOLICITATION

(a)	Non-Competition. The Executive agrees that during the term of the Executive’s Employment and for a period of twelve (12) months following the termination of the Executive’s Employment for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as an employee, consultant, independent contractor, partner, joint venturer, owner, officer, director or otherwise, engage in, assist, or have any active interest or involvement in any Competitor, in any geographic area in which the Group conducts its business as of the date of termination of the Executive’s Employment (the “Restricted Territory”). Notwithstanding the foregoing, nothing in this Section shall prohibit the Executive from owning, as a passive investment, not more than two percent (2%) of the outstanding securities of any class of any publicly traded securities of any Competitor, provided that the Executive does not have, and does not seek, any active participation in the business of such Competitor.

(b)	Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, directly or indirectly, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee, officer, director, consultant, or independent contractor of the Group to leave the employ or engagement of the Group, or in any way interfere with the relationship between the Group and any such individual.

(c)	Non-Solicitation of Clients and Customers. During the Restricted Period, the Executive shall not, directly or indirectly, solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any client, customer, or prospective client or customer of the Group with whom the Executive had material contact or about whom the Executive obtained Confidential Information during the last twelve (12) months of the Executive’s Employment.

(d)	Remedies. The Executive acknowledges that a breach of any of the covenants contained in this Section would cause irreparable harm to the Company and that monetary damages would be an inadequate remedy for such breach. Accordingly, the Executive agrees that, in addition to any other remedies available to the Company at law or in equity, the Company shall be entitled to seek injunctive relief and specific performance to enforce the provisions of this Section, without the necessity of proving actual damages or posting any bond or other security.

(e)	Reasonableness. The Executive acknowledges and agrees that the covenants set forth in this Section 10 are reasonable and necessary to protect the legitimate business interests of the Group, including the protection of the Group’s Confidential Information, trade secrets, goodwill, and client and customer relationships. The Executive further acknowledges that the restrictions contained herein are reasonable in scope, geographic area, and duration, do not impose an undue hardship on the Executive, and are not injurious to the public interest. In the event that any court of competent jurisdiction or arbitral tribunal determines that any restriction contained in this Section 10 is excessive in duration, geographic scope, or otherwise, such restriction shall be modified to the minimum extent necessary to render it enforceable, and such restriction as so modified shall be enforced.

11.	INTELLECTUAL PROPERTY

(a)	Work Product Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, works of authorship, and all similar or related information (whether or not patentable or subject to copyright) that (i) relate to the Group’s actual or anticipated business, research and development, or existing or future products or services, and (ii) are conceived, developed, or made by the Executive while employed by the Company (collectively, “Work Product”), shall be the sole and exclusive property of the Company. The Executive hereby irrevocably assigns, transfers, and conveys to the Company all right, title, and interest in and to any and all Work Product, including all intellectual property rights therein.

(b)	Cooperation. The Executive agrees to assist the Company, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title, and interest in and to such Work Product. The Executive further agrees that the Executive’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of the Executive’s Employment.

(c)	Moral Rights. To the extent permitted by applicable law, the Executive hereby irrevocably waives and agrees never to assert any moral rights the Executive may have in or with respect to any Work Product, even after termination of the Executive’s Employment.

12.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.	NOTIFICATION OF NEW EMPLOYER

In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company to the Executive’s new employer about the Executive’s rights and obligations under this Agreement.

14.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

15.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, other than any such agreement under any employment agreement entered into with a subsidiary of the Company at the request of the Company to the extent such agreement does not conflict with any of the provisions herein. The Executive acknowledges that the Executive has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement shall be in writing and shall be signed by the Executive and the Company.

17.	REPRESENTATIONS

The Executive hereby agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive hereby represents that the Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s Employment by the Company. The Executive has not entered into, and hereby agrees that the Executive will not enter into, any oral or written agreement in conflict with this Section 15. The Executive represents that the Executive will consult the Executive’s own consultants for tax advice and is not relying on the Company for any tax advice with respect to this Agreement or any provisions hereunder.

18.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws therein.

19.	ARBITRATION

Any dispute or controversy arising out of, or in connection with, or relating to this Agreement shall be resolved through arbitration pursuant to this Section 19. The arbitration shall be conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party may apply to a court of competent jurisdiction for enforcement of such award. Each party to this agreement agrees that it will not challenge the jurisdiction or venue provisions as provided in this Section 19.

20.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

21.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

22.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), (ii) delivered by hand, (iii) otherwise delivered against receipt therefor, or (iv) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party. Notices shall be sent to the following addresses (or to such other address as a party may designate by written notice to the other party): If to the Company: Greenland Technologies Holding Corporation, 50 Millstone Road, Building 400 Suite 130, East Windsor, New Jersey 08512, Attention: Chief Executive Officer; If to the Executive: at the Executive’s most recent address on file with the Company.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

24.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms. The Executive agrees and acknowledges that the Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

25.	SURVIVAL

The provisions of Section 9 (Confidentiality and Nondisclosure), including without limitation Section 9(c) (Former Employer Information, including the indemnification obligations therein), Section 10 (Non-Competition and Non-Solicitation), Section 11 (Intellectual Property), Section 17 (Representations), Section 18 (Governing Law), and Section 19 (Arbitration) shall survive the termination of this Agreement for any reason. In the event the Executive breaches Section 9, the Company shall have the right to seek remedies permissible under applicable law.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Greenland Technologies Holding Corporation

By:	/s/ Raymond Wang
Name:	Raymond Wang
Title:	Chief Executive Officer

Executive

Signature:	/s/ Chenyang Wang
Name:	Chenyang Wang

[Signature Page to Employment Agreement]

Schedule A

The Executive’s annual compensation is USD15,000.